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                                                                       EXHIBIT 5

                       (CONYERS DILL & PEARMAN LETTERHEAD)


15th July 2003

IPC Holdings, Ltd.
American International Building
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Sirs,

IPC Holdings, Ltd. (the "Company") - Stock Option Plan

We have acted as special legal counsel in Bermuda to the Company in connection with both the stock option plan adopted by the Company on 15 February 1996 as amended through June 13, 2003 (as so amended the "Plan") and the 2003 stock incentive plan (the "Incentive Plan").

For the purposes of giving this opinion, we have examined copies of the Plan, the Incentive Plan and the Registration Statement (the "Registration Statement") on Form S-8 to be filed with the U.S. Securities and Exchange Commission in respect of the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 500,000 additional common shares (the "Plan Shares") reserved for issuance pursuant to the Plan and of 500,000 additional common shares (the "Incentive Plan Shares") reserved for issuance pursuant to the Incentive Plan.

We have also reviewed the memorandum of association and the bye-laws of the Company, resolutions of its directors and of its shareholders, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below,

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, and no terms of any written share option agreement entered or to be entered into pursuant to the Plan or the Incentive Plan which would have any implication in relation to the opinions expressed herein, (d) that all options granted pursuant to the Plan and the Incentive Plan will have been granted in accordance with the terms thereof, and
(e) that no Plan Shares shall be issued pursuant to the Plan and no Incentive Plan Shares shall be issued pursuant to the Incentive Plan in contravention of Bye-law 53 of the Company's bye-laws.



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                                      -2-

All obligations of the Company (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. When the Registration Statement has become effective pursuant to the Securities Act, the issuance of the Plan Shares and the Incentive Plan Shares will have been duly authorised in accordance with the Company's memorandum of association and bye-laws and the Plan and the Incentive Plan, respectively.

2. When issued and paid for as contemplated by the Registration Statement, the Plan and the Incentive Plan, the Plan Shares and the Incentive Plan Shares will both be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN